Leatt Corp Financial Results for the Fourth Quarter, Full Year 2016

Management Expects Strong Growth in Q1 2017 and Beyond

CAPE TOWN, South Africa, March 29, 2017 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the fourth quarter and full year ended December 31, 2016. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in U.S. dollars.

“As we signaled in previous quarters, we expected that our 2016 revenues would be less robust than prior period revenues due to worldwide currency fluctuations, especially the increase in the value of the U.S. dollar against the Euro, the currency of our primary international customers,” said CEO Sean Macdonald. “While we expect these conditions to stabilize over time, we are continuously evaluating pricing and marketing strategies globally in order to remain competitive in international markets. Our strategic goal remains to create a comprehensive catalogue of uniquely engineered and designed protective gear that builds on the reputation of our life-saving and award-winning Leatt neck braces.”

Fourth Quarter 2016

For the three months ended December 31, 2016, revenues were $3.26 million, with a net loss of $596,000 or $0.11 per share, as compared to revenues of $4.47 million, with a net loss of $82,000 or $0.02 per share, for the 2015 fourth quarter.

Chief Executive Officer, Sean Macdonald remarked, “The primary reason for the revenue decrease in the fourth quarter of 2016 was a decrease in helmets sold during the period. During the fourth quarter of 2015 we shipped substantial initial stocking orders of our GPX 5.5 Composite and GPX 6.5 Carbon helmets. The continued strength of the U.S. dollar compounded this decrease, sales of our more premium priced products are generally more affected than our other product categories.”

Macdonald went on to say, “While revenues from quarter to quarter may fluctuate as we focus on product development, testing and refining sales timelines, we expect the sales trend to improve with the shipment of two new helmet products during the first half of 2017, the DBX 3.0 All Mountain and DBX 3.0 Enduro helmets.”

Fiscal Year 2016 Highlights

•	Revenues from helmet sales increased by 12 percent year over year

•	Successful global launch of our full new DBX Bicycle and GPX Off-road motorcycle apparel ranges

•	$1.1 million revenues generated from apparel and glove ranges in first full year of sales

•	Signing of marquee athletes for endorsement, including off-road motocross athlete Jonny Walker as well as mountain bike athlete Aaron Chase to a helmet, apparel and protection endorsement agreement

Fiscal Year 2016

For the year ended December 31, 2016 revenues were $16.4 million, with a net loss of $455,000 or $0.09 loss per share, as compared to revenues of $18.3 million, with a net income of $575,000, or $0.11 per share, for the year ending December 31, 2015.

“During 2016, our body armor and neck brace sales in Europe were negatively impacted by the strengthening of the U.S. dollar against the local currencies of our customers,” remarked Macdonald, “but we believe that our ongoing efforts will return improved results in 2017 and beyond. Although revenues in the United States, Australasia and the Middle East were marginally higher during 2016, we continued to experience headwinds as a result of the strengthening of the U.S. Dollar against the local currencies of some of our largest customers. These customers, who made significant investments in inventory in prior periods, adjusted their prior purchasing patterns during the period to manage the increased prices.”

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At December 31, 2016, the Company had cash and cash equivalents of $1.1 million and there was no long-term debt.

Business Outlook

“We are encouraged by our 2017 performance so far,” Macdonald said. “Many of our European distributors had strong sales during the Christmas period and we are now starting to see re-orders to replenish inventories. We continue to fine tune our network and have appointed new distributors in some European areas and Central America during the first quarter of 2017. We are also aggressively building our bicycle distribution network globally as we grow our bicycle-related pipeline. Furthermore, during the period, we continued to build our sales management and in-store representation in the U.S. market. While we have a tremendous amount of work in front of us, the reception being received by our new products has made for a strong first quarter and is very encouraging for our team.”

“During the first half of 2017 we will ship the highly anticipated DBX 3.0 range of bicycle helmet products to our customers globally as well as the 2017 ECE version of our GPX 5.5 Composite helmet for off-road motorcycle use-the lightest motorcycle helmet that we have ever had.”

“It is also rewarding to see the accolades for our products in the media,” continued Macdonald. “Our helmets, jerseys, pants and gloves have all won plaudits from trade publications that cater to the cycling and motocross industry. Our reputation worldwide is based on stringent safety, high quality and innovation standards. We have consistently focused on remaining true to those values as we move into new product categories, including body armor, helmets, apparel, gloves, hydration and knee braces. We believe that our new pipeline of products, designed for much larger, global consumer markets, will be key to driving new revenue growth and shareholder value.”

Founder and Chairman, Dr. Christopher Leatt, added, “We have a passion for pioneering extraordinary safety gear that is lab proven, engineered and innovative, and that gives all riders, professional and amateur alike, clear, functional benefits.”

Conference Call:

The Company will host a conference call at 10:00 am ET on March 29, 2017, to discuss the 2016 fourth quarter and full year results. Participants should dial in ten minutes before the scheduled call time, using 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (USA) or +1-412-317-6671 (international) and using passcode 10103658.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements", including statements regarding: the likelihood that the Company will continue to benefit from market acceptance of its helmets and other branded products and that its pipeline of new products, including the new DBX 3.0 All Mountain and DBX 3.0 Enduro helmets, will gain sufficient acceptance in much larger, global consumer markets to drive new revenue growth and increase shareholder value; the financial outlook of the Company, including the likelihood that the Company's ongoing efforts in European markets will return improved results in 2017 and beyond; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its strategy to diversify and extend its product line into new sports and markets.; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron

Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

ASSETS

	2016	2015
Current Assets
Cash and cash equivalents	$1,103,003	$1,054,750
Short-term investments	58,196	58,172
Accounts receivable	2,217,840	2,901,699
Inventory	4,578,125	4,241,140
Payments in advance	569,498	208,030
Income tax refunds receivable	83,567	-
Prepaid expenses and other current assets	847,032	1,070,774
Total current assets	9,457,261	9,534,565

Property and equipment, net	1,190,688	1,313,325
Deferred tax asset	108,300	115,000

Other Assets
Other receivables	-	90,000
Deposits	24,892	16,493
Intangible assets	69,133	61,273
Total other assets	94,025	167,766

Total Assets	$10,850,274	$11,130,656

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,021,618	$2,560,980
Income taxes payable	-	384,950
Short term loan, net of finance charges	542,532	658,639
Total current liabilities	3,564,150	3,604,569

Deferred tax liabilities	65,400	73,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,362,992 and 5,231,823 shares issued and outstanding	130,053	130,040
Additional paid - in capital	7,469,694	7,346,782
Accumulated other comprehensive loss	(610,083)	(710,032)
Retained earnings	228,060	683,297
Total stockholders' equity	7,220,724	7,453,087

Total Liabilities and Stockholders' Equity	$10,850,274	$11,130,656

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Revenues	$16,416,465	$18,343,172

Cost of Revenues	8,178,017	8,741,131

Gross Profit	8,238,448	9,602,041

Product Royalty Income	103,366	182,485

Operating Expenses
Salaries and wages	2,332,167	2,225,646
Commissions and consulting expenses	566,105	570,937
Professional fees	538,076	845,575
Advertising and marketing	1,588,599	1,498,307
Office rent and expenses	258,950	246,616
Research and development costs	1,443,451	1,180,227
Bad debt expense	62,667	124,213
General and administrative expenses	1,873,981	1,793,698
Depreciation	409,534	371,089
Total operating expenses	9,073,530	8,856,308

Income (Loss) from Operations	(731,716)	928,218

Other Income
Interest and other income, net	97,521	32,304
Total other income	97,521	32,304

Income (Loss) Before Income Taxes	(634,195)	960,522

Income Taxes	(178,958)	385,590

Net Income (Loss) Available to Common Shareholders	$(455,237)	$574,932

Net Income (Loss) per Common Share
Basic	$(0.09)	$0.11
Diluted	$(0.08)	$0.10

Weighted Average Number of Common Shares Outstanding
Basic	5,310,966	5,216,483
Diluted	5,448,942	5,537,476

Comprehensive Income (Loss)
Net Income (Loss)	$(455,237)	$574,932
Other comprehensive income (loss), net of $17,100 and $43,100 deferred income taxes in 2016 and 2015
Foreign currency translation	99,949	(331,601)

Total Comprehensive Income (Loss)	$(355,288)	$243,331